PROSPECTUS SUPPLEMENT NO.1	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated April 5, 2022)	Registration No. 333-263923

Up to 7,003,383 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated April 5, 2022 (as amended, the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (No. 333-263923). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission on May 11, 2022 (the "Report"). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 7,003,383 shares of our common stock, $0.0001 par value per share (the “Common Stock”), by Lincoln Park Capital Fund, LLC (the “Selling Securityholder”). The shares included in this prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to a common stock purchase agreement we entered into with the Selling Securityholder on February 18, 2022 (the “Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $50,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on February 18, 2022, we issued 100,000 shares of Common Stock to the Selling Securityholder as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Securityholder” for additional information regarding the Selling Securityholder.

The Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SRZN”. On May 10, 2022, the last reported sales price of the Common Stock as reported on Nasdaq was $2.46 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus supplement complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-39635

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-1556622
( State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
171 Oyster Point Blvd, Suite 400, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 489-9000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 9, 2022, there were 35,125,886 shares of common stock, par value $0.0001 per share, issued and outstanding.

Table of Contents

		Page
PART I.	FINANCIAL INFORMATION
Item 1.	Financial Statements	1
	Unaudited Condensed Consolidated Balance Sheets as of March 31, 2022 and December 31, 2021	1
	Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2022 and 2021	2
	Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity for the three months ended March 31, 2022 and 2021	3
	Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021	4
	Notes to Unaudited Condensed Consolidated Financial Statements	5
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	16
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	22
Item 4.	Controls and Procedures	22

PART II.	OTHER INFORMATION
Item 1.	Legal Proceedings	24
Item 1A.	Risk Factors	24
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	24
Item 3.	Defaults Upon Senior Securities	24
Item 4.	Mine Safety Disclosures	24
Item 5.	Other Information	24
Item 6.	Exhibits	25
Signatures		26

i

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,305	$33,091
Short-term marketable securities	78,209	68,760
Prepaid expenses and other current assets	3,165	3,338
Total current assets	95,679	105,189

Property and equipment, net	4,672	4,794
Operating lease right-of-use assets	4,215	4,582
Long-term marketable securities	11,780	21,655
Restricted cash	405	405
Other assets	904	549
Total assets	$117,655	$137,174

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,045	$2,718
Accrued and other liabilities	4,927	8,662
Lease liabilities, current portion	2,143	2,193
Total current liabilities	8,115	13,573

Lease liabilities, noncurrent portion	5,074	5,600
Warrant liabilities	1,804	8,301
Total liabilities	14,993	27,474

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 500,000 shares authorized as of March 31, 2022 and December 31, 2021; 35,126 and 35,034 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	253,683	252,464
Accumulated other comprehensive loss	(429)	(119)
Accumulated deficit	(150,596)	(142,649)
Total stockholders’ equity	102,662	109,700
Total liabilities and stockholders’ equity	$117,655	$137,174

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SURROZEN, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$9,371	$8,601
General and administrative	5,122	4,430
Total operating expenses	14,493	13,031
Loss from operations	(14,493)	(13,031)
Interest income	49	9
Other income	6,497	—
Net loss	(7,947)	(13,022)
Unrealized loss on marketable securities, net of tax	(310)	—
Comprehensive loss	$(8,257)	$(13,022)

Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.72)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,863	18,154

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SURROZEN, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity

(Unaudited)

(In thousands)

			Additional	Accumulated other		Total
	Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	capital	loss	deficit	equity
Balance at December 31, 2021	35,034	$4	$252,464	$(119)	$(142,649)	$109,700
Issuance of common stock under Equity Purchase Agreement	100	—	273	—	—	273
Repurchase of early exercised stock options	(8)	—	—	—	—	—
Vesting of early exercised stock options	—	—	30	—	—	30
Stock-based compensation expense	—	—	916	—	—	916
Other comprehensive loss	—	—	—	(310)	—	(310)
Net loss	—	—	—	—	(7,947)	(7,947)
Balance at March 31, 2022	35,126	$4	$253,683	$(429)	$(150,596)	$102,662

	Redeemable convertible				Additional	Accumulated other		Total
	preferred stock		Common stock		paid-in	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	loss	deficit	equity
Balance at December 31, 2020, as previously reported	95,290	$133,097	8,649	$1	$2,196	$—	$(88,001)	$(85,804)
Retroactive application of recapitalization	(95,290)	(133,097)	9,608	1	133,096	—	—	133,097
Balance at December 31, 2020, after effect of Business Combination	—	—	18,257	2	135,292	—	(88,001)	47,293
Exercises of stock options	—	—	76	—	196	—	—	196
Restricted stock granted	—	—	123	—	—	—	—	—
Reclassification to liability for early exercised stock options	—	—	—	—	(120)	—	—	(120)
Vesting of early exercised stock options	—	—	—	—	30	—	—	30
Stock-based compensation expense	—	—	—	—	475	—	—	475
Net loss	—	—	—	—	—	—	(13,022)	(13,022)
Balance at March 31, 2021, after effect of Business Combination	—	$—	18,456	$2	$135,873	$—	$(101,023)	$34,852

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SURROZEN, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net loss	$(7,947)	$(13,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	534	511
Stock-based compensation	916	475
Non-cash operating lease expense	367	309
Amortization of premium on marketable securities, net	116	—
Change in fair value of warrant liabilities	(6,497)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	274	(328)
Other assets	(24)	(1)
Accounts payable	(1,755)	431
Accrued and other liabilities	(3,782)	1,800
Operating lease liabilities	(576)	(507)
Net cash used in operating activities	(18,374)	(10,332)

Investing activities:
Purchases of property and equipment	(412)	(343)
Purchases of marketable securities	—	(1,099)
Net cash used in investing activities	(412)	(1,442)

Financing activities:
Proceeds from exercise of stock options	—	196
Net cash provided by financing activities	—	196

Net decrease in cash, cash equivalents and restricted cash	(18,786)	(11,578)
Cash, cash equivalents and restricted cash at beginning of period	33,496	35,387
Cash, cash equivalents and restricted cash at end of period	$14,710	$23,809

Supplemental disclosure of noncash investing and financing activities:
Deferred costs related to Equity Purchase Agreement included in accounts payable, accrued liabilities and additional paid-in capital	$432	$—
Transaction costs in Business Combination included in accrued liabilities	$—	$267
Purchases of property and equipment included in accounts payable	$—	$37
Vesting of early exercises of stock options	$30	$30
Reclassification of early exercised stock options to liability	$—	$120

The following table presents a reconciliation of the Company’s cash, cash equivalents and restricted cash in the Company’s unaudited condensed consolidated balance sheets:

	March 31,
	2022	2021
Cash and cash equivalents	$14,305	$23,404
Restricted cash	405	405
Cash, cash equivalents and restricted cash	$14,710	$23,809

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SURROZEN, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Business

Organization

Surrozen, Inc., or the Company, formerly known as Consonance-HFW Acquisition Corp., or Consonance, is a preclinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues, for human diseases. The Company, a Delaware corporation, is located in South San Francisco, California.

Business Combination and Private Investment in Public Entity Financing

Consonance was a blank check company incorporated as a Cayman Islands exempted company on August 21, 2020. It was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On August 11, 2021, Consonance consummated a business combination, or the Business Combination, among Consonance, Perseverance Merger Sub Inc., a subsidiary of Consonance, and Surrozen, Inc., or Legacy Surrozen, a Delaware company incorporated on August 12, 2015. Upon closing of the Business Combination, Consonance became a Delaware corporation and was renamed to Surrozen, Inc., Legacy Surrozen, was renamed to Surrozen Operating, Inc., and Legacy Surrozen continued as a wholly-owned subsidiary of the Company. See Note 3, "Recapitalization" for additional details.

Liquidity

The Company has incurred net operating losses each period since inception. During the three months ended March 31, 2022 and 2021, the Company incurred a net loss of $7.9 million and $13.0 million, respectively. During the three months ended March 31, 2022 and 2021, the Company used $18.4 million and $10.3 million of cash in operations. As of March 31, 2022, the Company had an accumulated deficit of approximately $150.6 million. The Company expects operating losses to continue in the foreseeable future because of additional costs and expenses related to the research and development activities. As of March 31, 2022, the Company had cash, cash equivalents and marketable securities of $104.3 million.

In February 2022, the Company entered into a purchase agreement, or the Equity Purchase Agreement, and a registration rights agreement with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which Lincoln Park is obligated to purchase up to $50.0 million of the Company’s common stock from time to time at the Company’s sole discretion over a 36-month period commencing on April 27, 2022 (see Note 8).

Management believes that the existing cash, cash equivalents, and marketable securities are sufficient for the Company to continue operating activities for at least the next 12 months from the date of issuance of its unaudited condensed consolidated financial statements. However, if the Company’s anticipated cash burn is greater than anticipated, the Company could use its capital resources sooner than expected which may result in the need to reduce future planned expenditures and/or raise additional capital to continue to fund the operations.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP, and pursuant to the regulations of the U.S. Securities and Exchange Commission, or SEC. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted, and accordingly the condensed consolidated balance sheet as of December 31, 2021 has been derived from the Company’s audited consolidated financial statements at that date but does not include all of the information required by GAAP for complete consolidated financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the Company’s annual consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the Company’s consolidated financial statements. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ended December 31, 2022 or for any other interim period or for any other future year.

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated.

The Business Combination discussed in Note 1 was accounted for as a reverse recapitalization with Legacy Surrozen as the accounting acquirer and Consonance as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the unaudited condensed consolidated financial statements represents the accounts of Legacy Surrozen at their historical cost as if Legacy Surrozen is the predecessor to the Company. The unaudited condensed consolidated financial statements following the closing of the Business Combination reflect the results of the combined entity’s operations. All issued and outstanding common stock, redeemable convertible preferred stock and stock awards of Legacy Surrozen and per share amounts contained in the unaudited condensed consolidated financial statements for the periods presented prior to the closing of the Business Combination have been retroactively restated to reflect the exchange ratio established in the Business Combination. See Note 3, “Recapitalization” for additional details.

The accompanying condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2022.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying unaudited condensed consolidated financial statements include, but are not limited to, certain accruals for research and development activities, the fair value of common stock prior to the Business Combination, stock-based compensation expense and income taxes. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could materially differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist of cash, cash equivalents and marketable securities. The Company's cash is held by one financial institution that management believes is creditworthy. Such deposits held with the financial institution may at times exceed federally insured limits, however, its exposure to credit risk in the event of default by the financial institution is limited to the extent of amounts recorded on the unaudited condensed consolidated balance sheets. The Company performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company's policy is to invest cash in institutional money market funds and marketable securities with high credit quality to limit the amount of credit exposure. The Company currently maintains a portfolio of cash equivalents and marketable securities in a variety of securities, including money market funds, U.S. government bonds, foreign bonds, commercial paper and corporate debt securities. The Company has not experienced any losses on its cash equivalents and marketable securities.

Marketable Securities

The Company invests its excess cash in marketable U.S. government bonds, foreign bonds, commercial paper and corporate debt securities. All marketable securities have been classified as available-for-sale and are carried at estimated fair value as determined based upon quoted market prices or pricing models for similar securities. The Company does not buy or hold securities principally for the purpose of selling them in the near future. The Company’s policy is focused on the preservation of capital, liquidity, and return. From time to time, the Company may sell certain securities, but the objectives are generally not to generate profits on short-term differences in price.

Short-term marketable securities have maturities less than or equal to one year as of the balance sheet date. Long-term marketable securities have maturities greater than one year as of the balance sheet date. These marketable securities are carried at estimated fair value with unrealized holding gains and losses included in accumulated other comprehensive loss in stockholders’ equity until realized. Gains and losses on marketable security transactions are reported on the specific-identification method. Interest income is recognized in the unaudited condensed consolidated statements of operations and comprehensive loss when earned.

The Company periodically evaluates its available-for-sale marketable securities for impairment. When the fair value of a marketable security is below its amortized cost, the amortized cost is reduced to its fair value if it is more likely than not that the Company is required to sell the impaired security before recovery of its amortized cost basis, or the Company has the intention to sell the security. If neither of these conditions are met, the Company determines whether the impairment is due to credit losses by comparing the present value of the expected cash flows of the security with its amortized cost basis. The amount of impairment recognized is limited to the excess of the amortized cost over the fair value of the security. An allowance for credit losses for the excess of amortized cost over the expected cash flows is recorded in other income on the unaudited condensed consolidated statements of operations. Impairment losses that are not credit-related are included in accumulated other comprehensive loss in stockholders’ equity.

Warrant Liabilities

The Company's Public Warrants, Private Placement Warrants and PIPE Warrants were classified as liabilities (see Note 8). At the end of each reporting period, any changes in fair value during the period are recognized in other income within the unaudited condensed consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liabilities for changes in the fair value until the earlier of a) the exercise or expiration of the warrants or b) the redemption of the warrants, at which time such warrants will be reclassified to additional paid-in capital.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to common stock by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Since the Company was in a loss position for the periods presented, basic net loss per share is the same as diluted net loss per share as the effects of potentially dilutive securities are antidilutive. The following table presents the potential common stock outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive (in thousands):

	March 31,
	2022	2021

Options outstanding	3,336	1,537
Unvested restricted stock	143	119
Unvested common stock subject to repurchase	53	115
Warrants to purchase common stock	1,804	—
Total	5,336	1,771

Note 3. Recapitalization

On August 11, 2021, Consonance consummated the Business Combination (see Note 1). Immediately after the consummation of the Business Combination, certain investors subscribed for and purchased an aggregate of 12.0 million units, each consisting of one share of the Company’s common stock and one-third of one redeemable warrant, for a purchase price of $10.00 per unit through a private investment in public entity financing, or PIPE Financing. In connection with the Business Combination and PIPE Financing, Legacy Surrozen received the aggregate cash consideration of $128.8 million, after deducting the transaction fees incurred by Consonance. The cash consideration was comprised of $8.6 million in proceeds from issuance of common stock upon the closing of the Business Combination and $120.2 million in proceeds from the PIPE Financing. The Company incurred transaction costs of $6.3 million, consisting of legal, accounting and other professional services directly related to the Business Combination, $0.4 million of which were allocated to the warrant liabilities assumed and recognized as other expenses when incurred. The remaining $5.9 million were recorded as a reduction of additional paid-in capital in the unaudited condensed consolidated balance sheet. Legacy Surrozen was deemed the accounting acquirer in the Business Combination and the Business Combination was accounted for as a reverse recapitalization based on the following predominant factors:

•
Legacy Surrozen’s stockholders have the greatest voting interest in the Company;
•
The Company’s board and senior management are primarily composed of individuals associated with Legacy Surrozen; and
•
Legacy Surrozen is the larger entity based on historical operating activity and has the larger employee base at the time of the Business Combination.

Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Legacy Surrozen issuing stock for the net assets of Consonance, accompanied by a recapitalization. The net assets of Consonance are stated at historical cost, with no goodwill or other intangible assets recorded.

Pursuant to the Business Combination Agreement, upon the closing of the Business Combination, (i) each share of redeemable convertible preferred stock of Legacy Surrozen (on an as converted to common stock basis) and each share of common stock of Legacy Surrozen, whether vested or unvested, was converted into 0.175648535 shares of the Company’s common stock and (ii) each outstanding option to purchase common stock of Legacy Surrozen was converted into an option to purchase shares of the Company’s common stock based on an exchange ratio of 0.175648535, or the Exchange Ratio, with corresponding adjustments to the exercise price. All issued and outstanding common stock, preferred stock and stock awards of Legacy Surrozen and corresponding capital amounts contained in the unaudited condensed consolidated financial statements for the periods presented prior to the closing of the Business Combination have been retroactively restated to reflect the conversion.

Note 4. Fair Value Measurement

The following tables summarize the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(1)	$11,565	$—	$—	$11,565
Commercial paper	—	49,161	—	49,161
Corporate bonds	—	19,309	—	19,309
Government bonds	—	17,833	—	17,833
Foreign bonds	—	3,686	—	3,686
Total financial assets measured at fair value	$11,565	$89,989	$—	$101,554

Liabilities(2):
Public Warrants	$767	$—	$—	$767
Private Placement Warrants	—	36	—	36
PIPE Warrants	—	1,001	—	1,001
Total financial liabilities measured at fair value	$767	$1,037	$—	$1,804

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(1)	$32,310	$—	$—	$32,310
Commercial paper	—	49,136	—	49,136
Corporate bonds	—	19,480	—	19,480
Government bonds	—	18,082	—	18,082
Foreign bonds	—	3,717	—	3,717
Total financial assets measured at fair value	$32,310	$90,415	$—	$122,725

Liabilities(2):
Public Warrants	$3,527	$—	$—	$3,527
Private Placement Warrants	—	166	—	166
PIPE Warrants	—	4,608	—	4,608
Total financial liabilities measured at fair value	$3,527	$4,774	$—	$8,301

(1)
Money market funds are included in cash and cash equivalents on the unaudited condensed consolidated balance sheets as of March 31, 2022 and December 31, 2021.
(2)
See the definition and discussion of Public Warrants, Private Placement Warrants and PIPE Warrants in Note 9.

There were no changes to the valuation methods utilized and there were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the three months ended March 31, 2022.

Corporate bonds, commercial paper, foreign bonds and government bonds are classified as Level 2 as they were valued based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets.

The Public Warrants are classified as Level 1 due to the use of an observable market quote in an active market. The Private Placement Warrants and PIPE Warrants are classified as Level 2 due to the use of observable market data for identical or similar liabilities. The fair value of each Private Placement Warrant and PIPE Warrant was determined to be consistent with that of a Public Warrant because the Private Placement Warrants and PIPE Warrants are also subject to the make-whole redemption feature, which allows the Company to redeem both types of warrants on similar terms when the stock price is in the range of $10 to $18 per share.

The following tables provide the Company’s marketable securities by security type (in thousands):

	March 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$49,161	$—	$—	$49,161
Corporate bonds	19,422	—	(113)	19,309
Government bonds	6,135	—	(82)	6,053
Foreign bonds	3,705	—	(19)	3,686
Total short-term marketable securities	$78,423	$—	$(214)	$78,209

Government bonds	$11,995	$—	$(215)	$11,780
Total long-term marketable securities	$11,995	$—	$(215)	$11,780

	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$49,136	$—	$—	$49,136
Corporate bonds	15,920	4	(17)	15,907
Foreign bonds	3,725	—	(8)	3,717
Total short-term marketable securities	$68,781	$4	$(25)	$68,760

Government bonds	$18,165	$—	$(83)	$18,082
Corporate bonds	3,588	—	(15)	3,573
Total long-term marketable securities	$21,753	$—	$(98)	$21,655

The following table indicates the length of the time that individual securities have been in a continuous unrealized loss position as of March 31, 2022 (dollars in thousands):

		Less Than 12 Months
	Number of Investments	Fair Value	Unrealized Losses
Corporate bonds	7	$19,309	$113
Government bonds	3	17,833	297
Foreign bonds	2	3,686	19
	12	$40,828	$429

As of March 31, 2022 and December 31, 2021, all short-term marketable securities had maturities of one year or less. All long-term marketable securities as of March 31, 2022 and December 31, 2021 had maturities of greater than one year but less than two years. There have been no significant realized gains or losses on the short-term and long-term marketable securities during the three months ended March 31, 2022 and 2021. The Company periodically reviews the available-for-sale investments for other-than-temporary impairment loss. All investments with unrealized losses have been in a loss position for less than 12 months. The Company determined that the unrealized loss was primarily attributed to changes in current market interest rates and not to credit quality. The Company does not intend to sell the marketable securities that are in an unrealized loss position, nor is it more likely than not that the Company will be required to sell the marketable securities before the recovery of the amortized cost basis, which may be at maturity. As a result, the Company did not recognize any other-than-temporary impairment losses as of March 31, 2022.

Note 5. Balance Sheet Components

Accrued and Other Liabilities

Accrued and other liabilities consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Accrued research and development expenses	$1,920	$3,666
Accrued payroll and related expenses	1,793	2,887
Accrued professional service fees	373	1,520
Liability for early exercised stock options	167	205
Other	674	384
Accrued and other liabilities	$4,927	$8,662

Note 6. License Agreements

Stanford License Agreements

In March 2016, the Company entered into a license agreement with Stanford University, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which the Company obtained from Stanford a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to its engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. The Company agreed to pay Stanford an aggregate of up to $0.9 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from the Company equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Additionally, the Company agreed to pay Stanford a low double-digit percentage of non-royalty sublicense consideration received by the Company in connection with any sublicense granted to a third-party and, if the Company is acquired, a one-time change of control fee in the low six figures.

In June 2018, the Company entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which the Company obtained from Stanford a worldwide, exclusive, sublicensable license under certain patent rights related to its surrogate R-spondin proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. Additionally, Stanford granted the Company a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. The Company agreed to pay Stanford an aggregate of up to $0.4 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from the Company equal to a sub-single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. Additionally, the Company agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that the Company grants to a third party and, if the Company is acquired, a one-time nominal change of control fee.

For the three months ended March 31, 2022 and 2021, the Company incurred de minimis research and development expenses under the Stanford agreements. No milestones have been achieved as of March 31, 2022.

UCSF License and Option Agreements

In September and October 2016, the Company entered into two separate license and option agreements with The Regents of the University of California, or the UCSF Agreements, pursuant to which the Company obtained exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain an exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products.

In January 2020, the Company amended and restated the UCSF Agreements to provide non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive commercial license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products.

In March 2022, the Company exercised the option under the UCSF Agreements and entered into a non-exclusive commercial license agreement to make and use licensed products derived from the phage display llama VHH single domain antibody library. Under the commercial license agreement, the Company paid UCSF a nominal license issue fee and agreed to pay a nominal annual license maintenance fee, five- to six-digit payments per licensed product upon achievement of a regulatory milestone, nominal minimum annual royalties, and earned royalties equal to a sub-single digit percentage of the Company’s and the Company’s sublicensees’ net sales of licensed products.

For the three months ended March 31, 2022 and 2021, the Company incurred de minimis research and development expenses under the UCSF Agreements and the commercial license agreement. No milestones have been achieved as of March 31, 2022.

Distributed Bio Subscription Agreement

In September 2016, the Company entered into, and in January 2019, the Company amended, an antibody library subscription agreement with Charles River Laboratories International, Inc., formerly known as Distributed Bio, or the Distributed Bio Agreement, in which the Company obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of the Company’s proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that the Company identifies, or licensed products. The Company agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, the Company agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. The Company’s obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

For the three months ended March 31, 2022 and 2021, the Company incurred de minimis research and development expenses under the Distributed Bio Agreement. No milestones have been achieved during the three months ended March 31, 2022.

Note 7. Commitments and Contingencies

Lease Agreements

In August 2016, the Company entered into a lease agreement for office and lab space, which consists of approximately 32,813 square feet of rental space in South San Francisco, California. The office space lease is classified as an operating lease. The initial lease term commenced in May 2017 and ends in April 2025, with rent payments escalating each year. The Company has options to extend the lease for additional years, but the exercise of the option was not reasonably certain. In connection with the lease, the Company maintains a letter of credit for the benefit of the landlord in the amount of $0.4 million, which is recorded as restricted cash in the unaudited condensed consolidated balance sheets.

In January 2020, the Company entered into a lease agreement for a term of 18 months for approximately 6,478 square feet of office space. This office space lease, which commenced in June 2020, is classified as an operating lease and the rent payments escalate after 14 months. In September 2021, the Company amended the lease to extend the lease term until June 2022.

The operating lease expense for the three months ended March 31, 2022 and 2021 was $0.5 million, respectively.

Aggregate future minimum rental payments under the operating leases as of March 31, 2022, were as follows (in thousands):

Remaining nine months ending December 31, 2022	$2,014
Year ending December 31, 2023	2,596
Year ending December 31, 2024	2,670
Year ending December 31, 2025	891
Total lease payments	8,171
Less: Imputed interest	(954)
Operating lease liabilities	$7,217

Note 8. Stockholders’ Equity

Equity Purchase Agreement

In February 2022, the Company entered into the Equity Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park is obligated to purchase up to $50.0 million of the Company’s common stock with a maximum of 7,003,383 shares from time to time at the Company’s sole discretion over a 36-month period commencing on April 27, 2022. The Company also entered into a registration rights agreement with Lincoln Park pursuant to which the Company filed with the SEC the registration statement to register for resale under the Securities Act of 1933, as amended, the shares of common stock that have been or may be issued to Lincoln Park under the Equity Purchase Agreement. The registration statement was effective on April 5, 2022.

Upon execution of the Equity Purchase Agreement, the Company issued 0.1 million shares of common stock to Lincoln Park with the fair value of $0.3 million as consideration for Lincoln Park’s commitment to purchase the Company’s common stock. The Company incurred the costs of $0.5 million, primarily consisting of the commitment shares issued and the legal fees related to the Equity Purchase Agreement, that were recorded as deferred charges included in other assets on the unaudited condensed consolidated balance sheet and will be recognized against the proceeds from the sale of common stock under the Equity Purchase Agreement. In the event that the Company sells its common stock under the Equity Purchase Agreement for an aggregate price equal to or greater than $30.0 million, the Company shall pay the additional commitment fee of $0.1 million to Lincoln Park.

As contemplated by the Equity Purchase Agreement, and so long as the closing price of the Company’s common stock exceeds $1.00 per share, the Company may direct Lincoln Park, at its sole discretion, to purchase up to 30,000 shares of its common stock, or the Regular Purchase Share Limit, on any business day at a purchase price per share equal to the lower of: (i) the lowest price of the Company’s common stock on the applicable purchase date and (ii) the average of the 3 lowest closing prices of the Company’s common stock during the 10 consecutive business days preceding such purchase date. The Regular Purchase Share Limit may be increased to up to 35,000 shares and 40,000 shares if the closing price of the Company’s common stock is not below $10.00 per share and $12.00 per share, respectively. Any single purchase of the Company’s common stock shall not exceed $3.5 million.

The Company may also direct Lincoln Park to purchase additional shares no less than the Regular Purchase Share Limit and no greater than 500,000 shares at a purchase price per share equal to 96% of the lower of (i) the closing price of the Company’s common stock on the purchase date and (ii) the weighted average price of the Company’s common stock on the purchase date.

As of March 31, 2022, the Company has not sold any shares of common stock under the Equity Purchase Agreement.

Note 9. Common Stock Warrants

In connection with the Business Combination, Legacy Surrozen, as the accounting acquirer, was deemed to assume warrants held by Consonance’s stockholders, or the Public Warrants, and warrants held by Consonance's sponsor, or the Private Placement Warrants. In addition, in the PIPE Financing, certain investors subscribed for and purchased an aggregate of 12.0 million units, each consisting of one share of the Company’s common stock and one-third of one redeemable warrant, or PIPE Warrants. All of these warrants were outstanding as of March 31, 2022. The following table sets forth the common stock warrants outstanding as of March 31, 2022 (in thousands, except exercise price per warrant):

Type	Classification	Expiration Date	Exercise Price per Warrant	Number of Warrants	Fair Value
Public Warrants	Liability	August 12, 2026	$11.50	3,067	$767
Private Placement Warrants	Liability	August 12, 2026	11.50	145	36
PIPE Warrants	Liability	August 12, 2026	11.50	4,007	1,001
Total				7,219	$1,804

Public Warrants

Each whole Public Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, at any time commencing on November 23, 2021 and terminating at the earlier of August 12, 2026 or upon redemption or liquidation. The exercise price and number of shares issuable upon exercise of the Public Warrants may be adjusted in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. The Company would not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and would have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the Public Warrants is then effective. The registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, was effective in November 2021. The Company shall use its efforts to maintain the effectiveness of the registration statement until the expiration or redemption of the Public Warrants. If the Company fails to have maintained an effective registration statement, the Public Warrant holders have the right to exercise the Public Warrants on a cashless basis until such time as there is an effective registration statement.

The Company may redeem the outstanding Public Warrants at a price of $0.01 per warrant if the closing price of common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and similar transaction). Additionally, the Company may redeem the outstanding Public Warrants at a price of $0.10 per warrant if the closing price of common stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and similar transaction). Notice of redemption shall be mailed to the Public Warrant holders no less than 30 days prior to the redemption date, or the Redemption Period. If the closing price of common stock equals or exceeds $10.00 per share and is less than $18.00 per share, during the Redemption Period, the Public Warrant holders may elect to exercise their Public Warrants on a cashless basis based on a make-whole table.

In no event will the Company be required to net cash settle the Public Warrants. The Public Warrant holders do not have the rights or privileges of common stockholders and any voting rights until they exercise their Public Warrants and receive common stock.

Private Placement Warrants

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that so long as they are held by Consonance's sponsor or any of its permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after the completion of the Business Combination, (iii) shall not be redeemable by the Company if the closing price of common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and similar transaction) and (iv) shall only be redeemable if the closing price of common stock is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and similar transaction). If the Private Placement Warrants are held by holders other than Consonance's sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

PIPE Warrants

Each whole PIPE Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, at any time commencing on November 23, 2021 and terminating on August 12, 2026. The PIPE Warrants are the same in all respects as the Public Warrants except that the PIPE Warrants are not redeemable before August 12, 2022.

Classification

The Public Warrants, Private Placement Warrants and PIPE Warrants are not considered indexed to the Company’s common stock as certain provisions of the warrant agreements could change the settlement amount of these warrants. As a result, they were classified as liabilities and recorded at fair value with subsequent change in their respective fair value recognized in the other income within the unaudited condensed consolidated statements of operations and comprehensive loss at each reporting date. See Note 4 for the discussion of warrant valuations.

Note 10. Stock-Based Compensation Plan

The Company maintains the 2021 Equity Incentive Plan, or the 2021 Plan, which provides for the granting of stock awards to employees, directors and consultants. Options granted under the 2021 Plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NSOs. Options granted under the 2021 Plan expire no later than 10 years from the date of grant. Options under the 2021 Plan generally vest 25% upon one year of continued service to the Company, with the remainder in monthly increments over three additional years. As of March 31, 2022, there were 5.0 million shares of common stock available for issuance under the 2021 Plan.

Stock Options

A summary of stock option activity is set forth below:

	Options outstanding
			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Options	Exercise	Contractual Life	Value
	(In thousands)	Price	(In years)	(In thousands)
Outstanding – December 31, 2021	1,794	$6.31	8.43
Granted	1,567	3.46
Exercised	—	—
Cancelled	(25)	5.94
Outstanding – March 31, 2022	3,336	4.98	8.97	$1,168
Exercisable – March 31, 2022	802	3.35	7.30	1,025

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest is the difference between the exercise price of the options and the fair value of the Company’s common stock at March 31, 2022.

During the three months ended March 31, 2022, the Company granted options with a weighted-average grant-date fair value of $2.39 per share.

The fair value of options is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three Months Ended March 31,
	2022	2021
Expected term (in years)	6.03	6.00
Expected volatility	80.15%	63.43%
Risk-free rate	1.59%	0.78%
Dividend yield	—	—

Restricted Stock Awards

The following table summarizes the Company’s restricted stock award activity:

		Weighted
	Number of	Average
	Shares	Grant Date
	(In thousands)	Fair Value
RSAs, unvested at December 31, 2021	161	$9.39
Granted	—	—
Vested	(18)	7.41
Forfeited	—	—
RSAs, unvested at March 31, 2022	143	9.63

The fair value of restricted stock awards vested during the three months ended March 31, 2022 was $0.1 million.

Stock-Based Compensation

Total stock-based compensation recorded in the unaudited condensed consolidated statements of operations and comprehensive loss related to stock options and restricted stock awards was as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Research and development	$333	$175
General and administrative	583	300
Total stock-based compensation expense	$916	$475

As of March 31, 2022, there was approximately $10.6 million of stock-based compensation expense to be recognized over a weighted-average period of approximately 3.18 years.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q, or this Report, and our consolidated financial statements and related notes thereto for the year ended December 31, 2021 included in the Annual Report on Form 10-K filed on March 28, 2022. Unless otherwise indicated, the terms “Surrozen,” “we,” “us,” or “our” refer to Surrozen Operating, Inc., or Legacy Surrozen prior to the Business Combination with Consonance-HFW Acquisition Corp. and Surrozen, Inc., formerly known as Consonance-HFW Acquisition Corp., together with its consolidated subsidiaries after giving effect to the Business Combination.

Forward-Looking Statements

The following discussion of our financial condition and results of operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are only predictions.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this document may turn out to be wrong. Actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in Item 1A of Part II of this Report, as well as those contained from time to time in our other filings with the SEC. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

Overview

We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues, for human diseases. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, which are involved in activation and enhancement of the Wnt pathway, respectively. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in the third quarter of 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond. In January 2022, we nominated SZN-413, as a development candidate for the treatment of retinal vascular -associated diseases.

The chart below represents a summary of our wholly owned product candidates:

By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as retinal vascular diseases. Genetic studies in the literature have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We have shown that activation of Wnt-pathway signaling can potentially reverse vascular damage through a mechanism that is distinct from the mechanisms of currently approved therapeutics that target angiogenesis. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. We are also assessing the potential to drive tissue repair in conditions such as hearing loss and diseases resulting in tissue injury to organs including the cornea, lacrimal gland, lung and kidney.

The chart below represents a summary of our wholly-owned research programs:

Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. We have incurred net losses since inception. During the three months ended March 31, 2022 and 2021, we incurred net losses of $7.9 million and $13.0 million. As of March 31, 2022, we had an accumulated deficit of $150.6 million and cash, cash equivalents and marketable securities of $104.3 million.

We expect to continue to incur losses for the foreseeable future and expect to incur increased expenses as we expand our pipeline and advance our product candidates through clinical development and regulatory submissions. Specifically, in the near term we expect to incur substantial expenses relating to our planned Phase 1 clinical trials, the development and validation of our manufacturing processes, and other research and development activities.

Impacts of the Conflict between Russia and Ukraine and the COVID-19 Pandemic

Russia invaded Ukraine in February 2022 and is still engaged in active armed conflict against the country. The global COVID-19 pandemic continues to evolve rapidly, and we will continue to monitor developments closely. To date, our financial condition and operations have not been significantly impacted by the conflict between Russia and Ukraine and the COVID-19 pandemic. The extent of the impact on our business, operations and clinical development timelines and plans remains uncertain and will depend on certain developments, including the actions of U.S. and foreign governments to impose sanctions on Russia and to slow the spread of the COVID-19 and their impact on our preclinical development activities, regulatory agencies, clinical research organizations, or CROs, third-party manufacturers, other third parties with whom we do business, and, if we obtain regulatory approval to commence dosing in humans, trial enrollment and trial sites. We will continue to actively monitor the rapidly evolving situation and may take actions that alter our operations, including those that may be required by federal, state or local authorities or that we determine are in the best interests of our employees and other third parties with whom we do business.

UCSF Commercial License Agreement

In March 2022, we exercised the option under the amended and restated license and option agreements with The Regents of the University of California executed in January 2020 and entered into a non-exclusive commercial license agreement to make and use licensed products derived from the phage display llama VHH single domain antibody library. Under the commercial license agreement, we paid UCSF a nominal license issue fee and agreed to pay a nominal annual license maintenance fee, five- to six-digit payments per licensed product upon achievement of a regulatory milestone, nominal minimum annual royalties, and earned royalties equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products.

Components of Results of Operations

Revenue

We have not generated any revenue from the sale of our products, and we do not expect to generate any revenue unless and until we obtain regulatory clearance or approval of, and commercialize, our product candidates.

Operating Expenses

We classify operating expenses into two main categories: (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses

Since our inception, we have focused significant resources on our research and development activities. Our research and development expenses consist of external and internal expenses incurred in connection with our research activities and development programs.

External expenses include:

•
costs incurred under agreements with third parties, including CROs and other third parties conducting research and development activities on our behalf;
•
costs of outside consultants, including their fees, stock-based compensation and related travel expenses;
•
costs of laboratory supplies and acquiring, developing and manufacturing drug candidate materials; and
•
license payments under our license agreements made for intellectual property used in research and development activities.

Internal expenses include:

•
personnel-related costs, including salaries, bonuses, benefits and stock-based compensation for individuals involved in our research and product development activities; and
•
facilities, depreciation, and other allocated costs, which include rent and insurance.

We expect our research and development expenses will increase significantly for the foreseeable future as we identify and develop product candidates, in particular as we seek to initiate clinical trials and pursue regulatory approval and commercialization for SZN-1326 and SZN-043.

The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of SZN-1326 and SZN-043 or any future product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates, many of which are outside of our control, including those associated with:

•
our ability, and the ability of our primary business partners, to hire and retain key personnel;
•
the timing and progress of preclinical and clinical development activities;
•
the number and scope of preclinical and clinical programs we decide to pursue;
•
our ability to maintain our current research and development programs and to establish new ones;
•
establishing an appropriate safety profile with IND-enabling studies;
•
the number of sites and patients included in the clinical trials;
•
the countries in which the clinical trials are conducted;
•
per patient trial costs;
•
successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the lingering effects of the COVID-19 pandemic;
•
the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;
•
the number of trials required for regulatory approval;
•
the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;
•
our ability to establish new licensing or collaboration arrangements;
•
the performance of our future collaborators, if any;

•
establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;
•
significant and changing government regulation and regulatory guidance;
•
the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the conflict between Russia and Ukraine and the current COVID-19 pandemic environment;
•
launching commercial sales of our drug candidates, if approved, whether alone or in collaboration with others;
•
the effect of products that may compete with our product candidates or other market developments; and
•
maintaining a continued acceptable safety profile of the drug candidates following approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our drug candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation expense for personnel in executive, finance, human resources, business and corporate development, legal, and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses, and costs associated with compliance with the rules and regulations of the SEC and those of the Nasdaq. We expect that our general and administrative expenses will increase significantly for the foreseeable future to support our expanding headcount and operations.

Interest Income

Interest income consists primarily of interest earned on our cash equivalents and marketable securities.

Other Income

Other income consists of the gain on the change in fair value of warrant liabilities.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table summarizes results of operations for the periods presented (dollars in thousands):

	Three Months Ended March 31,		$	%
	2022	2021	Change	Change
Operating expenses:
Research and development	$9,371	$8,601	$770	9%
General and administrative	5,122	4,430	692	16%
Total operating expenses	14,493	13,031	1,462	11%
Loss from operations	(14,493)	(13,031)	(1,462)	11%
Interest income	49	9	40	444%
Other income	6,497	—	6,497	*
Net loss	$(7,947)	$(13,022)	$5,075	-39%

*Percentage is not meaningful

Research and Development Expenses

The following table summarizes research and development expenses for the periods presented (dollars in thousands):

	Three Months Ended March 31,		$	%
	2022	2021	Change	Change
External expenses(1)	$3,366	$4,314	$(948)	-22%
Internal costs:
Personnel expenses (including stock-based compensation)	4,194	2,971	1,223	41%
Facilities and other expenses	1,811	1,316	495	38%
Total research and development expenses	$9,371	$8,601	$770	9%

(1) In future periods when clinical trial expenses are incurred, external expenses will be broken out between our clinical programs and preclinical programs.

The increase of $0.8 million, or 9%, in research and development expenses for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, is due in part to the $1.2 million increase in personnel-related expenses as a result of a higher headcount and options granted to our employees and the increase of $0.5 million in facilities and other expenses is attributable to the increase in headcount and corporate insurance, offset by the $0.3 million decrease in external expenses primarily due to the completion of manufacturing drug substance for our SZN-1326 and SZN-043 programs.

General and Administrative Expenses

The increase of $0.7 million, or 16%, in general and administrative expenses for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, is primarily attributable to the $1.3 million increase in personnel-related expenses due to an increase in headcount and options granted to our employees and the $0.5 million increase in corporate insurance, offset by the $1.1 million decrease in professional and consulting service fees related to the potential initial public offering prior to our decision to commence the business combination with Consonance-HFW Acquisition Corp.

Interest Income

The increase of $40,000, or 444%, in interest income for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, is primarily due to the increase in investments in money market funds and marketable securities.

Other Income

The increase of $6.5 million in other income for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, is related to the gain on the change in fair value of warrant liabilities.

Liquidity and Capital Resources

Since inception, we have incurred significant net operating losses and negative cash flows from operations. Historically, we financed our operations primarily from the sale of our redeemable convertible preferred stock. As of March 31, 2022, we had cash, cash equivalents and marketable securities of $104.3 million and an accumulated deficit of $150.6 million.

In February 2022, we entered into a purchase agreement and a registration rights agreement with Lincoln Park, pursuant to which Lincoln Park is obligated to purchase up to $50.0 million of our common stock from time to time at our sole discretion over a 36-month period commencing on April 27, 2022.

We believe, based on our current operating plan, that our existing cash, cash equivalents, and marketable securities will be sufficient to fund our operations for at least the next 12 months from the date of this Report. However, if the anticipated operating results are not achieved in future periods, we could use our capital resources sooner than expected which may result in the need to reduce future planned expenditures and/or raise additional capital to continue to fund the operations.

Future Funding Requirements

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval and commercialize SZN-1326 and SZN-043 or any future product candidates, and we do not know when, or if, that will occur. We will continue to require substantial additional capital to develop SZN-1326 and SZN-043 and fund operations for the foreseeable future. Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. We expect our expenses to continue to increase in connection with our ongoing activities as we continue to advance SZN-1326 and SZN-043 into clinical development and regulatory approval. In addition, we will continue to incur additional costs associated with operating as a public company.

We expect that our cash, cash equivalents and marketable securities, will provide the capital needed to fund our operations in the short-term. We expect that in the long-term we will need to raise additional capital through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions as we do not expect sales of common stock to Lincoln Park to be sufficient to provide all necessary financing until we are able to generate revenue on our own. There can be no assurance that sufficient funds will be available to us at all or on attractive terms when needed from these sources. If we are unable to obtain additional funding from these or other sources when needed, it may be necessary to significantly reduce expenses through reductions in staff and delaying, scaling back operations, or stopping certain research and development programs.

We have based our projections of operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•
the scope, rate of progress, results and costs of researching and developing our lead product candidates or any future product candidates, conducting preclinical studies, in particular our current ongoing preclinical studies of SZN-1326 and SZN-043;
•
the outcome, costs, and timing involved in, obtaining regulatory approvals for our lead product candidate or our other product candidates;
•
the number and scope of clinical programs we decide to pursue;
•
the cost of acquiring, licensing, or investing in product candidates and technologies;
•
the costs associated with securing and establishing commercialization;
•
our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense, and enforcement of any patents or other intellectual property rights;
•
our need and ability to retain key management and hire scientific, technical, business, and medical personnel;
•
the effect of competing products and product candidates and other market developments;
•
the timing, receipt, and amount of sales from SZN-1326 and SZN-043 and any future product candidates, if approved;
•
our need to implement additional internal systems and infrastructure, including financial and reporting systems;
•
the economic and other terms, timing of, and success of any collaboration, licensing, or other arrangements which we may enter in the future; and
•
the effects of the disruptions to and volatility in the credit and financial markets in the U.S. and worldwide from the conflict between Russia and Ukraine and the COVID-19 pandemic.

In addition, any future financing through sales of equity securities, including sales to Lincoln Park under the Equity Purchase Agreement, will cause our stockholders to experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to others our rights to SZN-1326 and SZN-043 and any future product candidates or discovery programs in certain territories or indications that we would prefer to develop and commercialize ourselves.

Summary of Cash Flows

The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):

	Three Months Ended March 31,
	2022	2021

Net cash used in operating activities	$(18,374)	$(10,332)
Net cash used in investing activities	(412)	(1,442)
Net cash provided by financing activities	—	196
Net decrease in cash, cash equivalents and restricted cash	$(18,786)	$(11,578)

Cash Used in Operating Activities

Cash used in operating activities of $18.4 million for the three months ended March 31, 2022 was primarily due to the use of funds in our operations and the resulting net loss of $7.9 million, a net change of $5.9 million in our net operating assets and liabilities and $4.6 million in non-cash charges. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued liabilities. Cash used in operating activities of $10.3 million for the three months ended March 31, 2021 was primarily due to the use of funds in our operations and the resulting net loss of $13.0 million, partially offset by $1.3 million in non-cash charges and a net change of $1.4 million in our net operating assets and liabilities. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued liabilities.

Cash Used in Investing Activities

Cash used in investing activities of $0.4 million for the three months ended March 31, 2022 was for the purchase of laboratory and computer equipment. Cash used in investing activities of $1.4 million for the three months ended March 31, 2021 consisted primarily of $1.1 million of cash used for the purchase of marketable securities and $0.3 million of cash used for the purchase of lab equipment.

Cash Provided by Financing Activities

Cash provided by financing activities of $0.2 million for the three months ended March 31, 2021 consisted primarily of the proceeds from the exercise of options.

Contractual Obligations and Commitments

Our contractual obligations as of March 31, 2022 have not materially changed from what we presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Critical Accounting Policies, Significant Judgments and Use of Estimates

Our unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

During the three months ended March 31, 2022, there were no material changes to our critical accounting policies or in the methodology used for estimates from those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Emerging Growth Company Status

We are an emerging growth company, or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our unaudited condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) of 2025, (b) the year in which we have total annual gross revenue of at least $1.07 billion, or (c) the year in which we are deemed to be a large accelerated filer; or (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f). Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report. Based on the evaluation of our disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this Report, our disclosure controls and procedures were not effective at the reasonable assurance level as a result of the material weakness described below.

Material Weakness

As previously reported, in connection with the audit of our financial statements for the years ended December 31, 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. This material weakness continued to exist as of March 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified relates to a lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules.

To respond to the material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel, obtaining advisory services from professional consultants with U.S. GAAP and SEC reporting experience in their industry, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications and expanding the capabilities of the existing accounting and financial personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP and the SEC rules and regulations. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

Changes in Internal Control Over Financial Reporting

There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Effectiveness of Controls and Procedures

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Item 1A. Risk Factors.

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by this Item 1A. Risk factors describing the major risks to our business can be found under Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2021.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

All unregistered sales of our securities during the three months ended March 31, 2022, were previously disclosed in a Current Report on Form 8-K.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit Number	Description

2.1†

Business Combination Agreement, dated as of April 15, 2021, by and among CHFW, Perseverance Merger Sub Inc., and Surrozen, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on April 15, 2021).

3.1	Certificate of Incorporation of Surrozen, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on August 17, 2021).
3.2	Bylaws of Surrozen, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on August 17, 2021).
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-249394), filed with the SEC on October 13, 2020).
4.2

Warrant Agreement, dated as of November 18, 2020, between Consonance-HFW Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on November 25, 2020).

4.3	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A (File No. 333-249394), filed with the SEC on October 13, 2020).
4.4	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-249394), filed with the SEC on October 13, 2020).
4.5

Certificate of Corporate Domestication of Consonance-HFW Acquisition Corp. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on August 17, 2021).

10.1†

Purchase Agreement, dated as of February 18, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on February 24, 2022).

10.2

Registration Rights Agreement, dated as of February 18, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39635), filed with the SEC on February 24, 2022).

10.3*	Non-Exclusive Commercial License Agreement, dated as of March 28, 2022, by and between Regents of the University of California and Surrozen, Inc.††
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

+ Indicates management contract or compensatory plan or arrangement.

† Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

†† The Company has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10). The Company agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SURROZEN, INC.

Date: May 11, 2022	By:	/s/ Craig Parker
Craig Parker
President and Chief Executive Officer and Director (Principal Executive Officer)

Date: May 11, 2022	By:	/s/ Charles Williams
Charles Williams
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is of the type that the registrant treats as private or confidential. This redacted information has been marked in this exhibit with three asterisks [***].

NON-EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

SURROZEN OPERATING, INC.

for

Wnt Modulating Antibodies Identified from Llama Single Domain Antibody Phage

UC Case No. [***]

260701573 v9

TABLE OF CONTENTS

Article No. Title Page

BACKGROUND		1
1.	DEFINITIONS	2
2.	GRANT	5
3.	SUBLICENSES	6
4.	PAYMENT TERMS	8
5.	LICENSE ISSUE FEE	9
6.	LICENSE MAINTENANCE FEE	9
7.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES	9
8.	MILESTONE PAYMENTS	10
9.	Intentionally Omitted	10
10.	PROGRESS AND ROYALTY REPORTS	11
11.	BOOKS AND RECORDS	11
12.	LIFE OF THE AGREEMENT	12
13.	TERMINATION	13
14.	USE OF NAMES AND TRADEMARKS	13
15.	LIMITED WARRANTY	14
16.	LIMITATION OF LIABILITY	15
17.	INDEMNIFICATION	15
18.	NOTICES	17
19.	ASSIGNABILITY	18
20.	FORCE MAJEURE	18
21.	GOVERNING LAWS; VENUE	19
22.	GOVERNMENT APPROVAL OR REGISTRATION	19
23.	COMPLIANCE WITH LAWS	19
24.	CONFIDENTIALITY	20
25.	MISCELLANEOUS	21
EXHIBIT A: CONSENT TO SUBSTITUTION OF PARTY		24

260701573 v9

UC Case No(s). [***]

NON-EXCLUSIVE LICENSE AGREEMENT

for

Wnt Modulating Antibodies Identified from Llama Single Domain Antibody Phage

This non-exclusive license agreement (“Agreement”) is made effective this 28th day of March, 2022 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management and Advancement, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Surrozen Operating, Inc., a Delaware corporation, having a principal place of business at 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as the Llama Single Domain Antibody Phage and disclosed in UC Case No. [***] (“Invention”), are covered by the Technology Rights (as defined in Paragraph 1.14 below) and were made in the course of research at the University of California, San Francisco by [***].

B. Development of the Invention was sponsored by The National Institutes of Health (“NIH”) and as a consequence, this Agreement and the Invention are subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. The Regents elected on *** to retain title to the Invention and granted the aforementioned licenses to the United States Government.

D. Licensee wishes to obtain a commercial license to develop and commercialize the identified antibodies and derivative antibodies discovered using the Biological Material.

NE Comm Lic UCSF Surrozen SF16-193 Page 1 of SECTIONPAGES \* MERGEFORMAT 24

E. The Regents wishes to grant Licensee a non-exclusive license so that the Products and other benefits derived from the Invention can be enjoyed by the general public.

- - oo 0 oo - -

The Parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Antibody(ies)” means a protein or immunoglobulin that binds to an antigen or target of interest through a complementarity determining region (“CDR”), or any fragment of such protein, including, but not limited to, an antibody, antibody fragment, IgG, Fab, scFv, Fv fragment, or other CDR containing peptide.

1.3 “Biological Materials” means: (a) the Original Materials and their Progeny; (b) Unmodified Derivatives; (c) Identified Antibody(ies); or (d) Derivative Antibody(ies).

1.4 “Derivative Antibody” means an Antibody that is the result of Licensee’s (i) research, development or optimization efforts using an Identified Antibody as a starting compound, [***], or (ii) combining an Identified Antibody with a third-party Antibody, [***].

1.5 “Field of Use” means the treatment, palliation, diagnosis or prevention of any human or animal disease.

1.6 “First Commercial Sale” means the first Sale of a Product by Licensee, Sublicensee or an Affiliate to any third party end user.

1.7 “Identified Antibody(ies)” means a) an Antibody, identified by Licensee through screening the Biological Materials, that binds to and modulates targets in the Wnt pathway including, but not limited to, receptors including Frizzled receptors, low-density

NE Comm Lic UCSF Surrozen SF16-193 Page 2 of SECTIONPAGES \* MERGEFORMAT 24

lipoprotein receptor related protein 5 and 6 (LRP5 or LRP6), asialoglycoprotein receptors 1 and 2 (ASGR1 or ASGR2), and Ring-Type E3 Ubiquitin Transferase ZNRF3 (ZNRF3), b) a polynucleotide encoding an Antibody described in a) above, or c) the amino acid or nucleotide sequence of a CDR of the Antibody described in a) above.

1.8 “Net Sale” means the total amounts invoiced (including fair market value of any non-cash consideration received) by Licensee or by any Affiliate or Sublicensee (the “Selling Party”) on account of Sales of Product, after deduction of all the following in accordance with the applicable accounting standards used by the applicable Selling Party (i.e., GAAP or IFRS) to the extent actually applicable to such Sales:

1.8.1 trade, quantity and cash discounts or rebates, actually allowed or taken;

1.8.2 allowances or credits given for damaged goods, charge-backs, rejection or for return of previously sold Product or outdated Product, including without limitation in connection with recalls;

1.8.3 any tax or other governmental charge (including without limitation, VAT or its equivalent or custom surcharges) borne by and not reimbursed to the Licensee other than income tax levied on the Sale, transportation or delivery of Product;

1.8.4 deductions to the gross invoice sales amount of Product either imposed by regulatory authorities or other governmental entities; and,

1.8.5 any charges for postage, packing, handling, freight, insurance, transportation and duty charges borne by the seller.

For purposes of calculating Net Sales: transfers of reasonable quantities of Product among Licensee, Affiliate, or Sublicensee for the purpose of resale by Licensee, Affiliate, or Sublicensee shall not be treated as Sales, provided that subsequent transfers to third parties upon resale of such Product are treated as Sales with the corresponding Net Sales being calculated from the total amount invoiced by Licensee, Affiliate or Sublicensee to the recipient third party.

Notwithstanding the foregoing, transfers of reasonable quantities of Product among Licensee, Affiliate, or Sublicensee at or below the manufacturing costs thereof for use as samples (including registration samples) or for use in research or Product development (including post approval clinical trials) will be excluded from the computation of Net Sales.

NE Comm Lic UCSF Surrozen SF16-193 Page 3 of SECTIONPAGES \* MERGEFORMAT 24

Licensee shall include in its progress reports submitted pursuant to Section 10 a description of all transfers occurring in the relevant reporting period that it believes are within the scope of this paragraph. If it is unclear to The Regents that a transfer or other disposition of Products falls within the scope of this paragraph, the Parties will promptly confer and attempt to resolve the matter in good faith.

If Licensee or its Affiliates or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.8 applies, the Net Sales used to determine the royalties payable to The Regents shall be computed on the basis of the established average price charged to unrelated third parties in such country.

1.9 “Original Materials” means the Llama Single Domain Antibody Phage Library developed by [***] as described in UC Case No. [***]. The library is currently unpublished.

1.10 “Product” means any article of manufacture, composition of matter, material, compound, component or product that consists of, contains or incorporates Identified Antibody(ies) or Derivative Antibody(ies).

1.11 “Progeny” means descendants from the Original Materials, Progeny and/or Unmodified Derivatives, including those with mutations such as: virus from virus; cell from cell; or organism from organism.

1.12 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

1.13 “Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense.

1.14 “Technology Rights” means The Regents’ personal property rights in the Biological Materials.

1.15 “Unmodified Derivative(s)” means a substance(s) derived from the Original Materials, Progeny or Unmodified Derivatives that constitutes an unmodified functional subunit or derivative of the Original Materials, Progeny or Unmodified Derivatives, [***]. For the avoidance of doubt, Unmodified Derivatives shall not include any Antibody (ies) identified by Licensee through screening the Original Materials, Progeny or Unmodified Derivatives.

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2. GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by The Regents set forth in the Background and in Paragraphs 2.2.1 (obligations to the United States Government), The Regents grants to the Licensee a non-exclusive license under its rights in and to Technology Rights to make, have made, use, Sell, offer for Sale and import Products worldwide (except in such countries where and during the period in which The Regents is barred, under federal or state law, from granting a license to intellectual property for such country) (the “Territory”), only in the Field of Use.

2.2 Exceptions. The license granted in Paragraph 2.1 is subject to the following:

2.2.1 The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.2.2 the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.3 Retention of Title. Title in and to the Original Materials, Progeny and Unmodified Derivatives and any rights relating thereto is owned by The Regents and is not transferred to the Licensee under this Agreement. For the avoidance of doubt, no right, title or interest, whether by implication, estoppel, or otherwise is granted under this Agreement to the Original Materials, Progeny or Unmodified Deriviatives. In no event may the Licensee Sell, transfer, lease, exchange or otherwise dispose or provide such Original Materials and/or any Progeny or Unmodified Derivatives to any third party.

2.4 Reservation of Rights. The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, the Original Materials, Progeny and Unmodified Derivatives (to the extent such Unmodified Derivatives are derived or identified by The Regents), and any technology or know-how relating to any of the foregoing and to grant any of the foregoing

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rights to other educational and non-profit institutions solely for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities which may include publication and other communication of any research results. Licensee understands that the right of The Regents to transfer the Original Materials, Progeny and Unmodified Derivatives to other educational and non-profit institutions as provided for in this Paragraph could lead to the inadvertent loss or diminution of the proprietary and commercial value of the Original Material, Progeny and Unmodified Derivatives and that such loss or diminution does not affect the consideration Licensee is to convey to The Regents hereunder. The Regents is also free to issue additional licenses under its rights in and to the Original Materials and any biological materials made from the Original Materials and is free to transfer the Original Materials to non-profit and for-profit third parties for any purpose.

2.5 The Regents receive no rights through this Agreement to the data, results, technology, information, discoveries or inventions obtained, developed or conceived and/or reduced to practice by or on behalf of Licensee through its use of the Technology Rights.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates) through multiple tiers the rights granted to the Licensee hereunder. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 7.3 (Minimum Annual Royalty). For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 Joint Interest. In the event that The Regents and the Licensee each own an undivided interest in any Technology Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

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3.3 Sublicense Requirements. The Licensee shall provide The Regents with a copy of each sublicense issued within thirty (30) days of execution of such sublicense or sublicense amendment; and shall summarize and deliver all reports due The Regents from Sublicensees and guarantee all payments due to The Regents under this Agreement from Sublicensee, provided however, that if a Sublicensee does not pay amounts owed to Licensee under the sublicense which trigger payments to The Regents under this Agreement and Licensee has used diligent efforts to obtain such owed and unpaid amounts and terminates the sublicense agreement, Licensee shall not be obligated to pay The Regents unless and until such payments are obtained by the Licensee.

3.4 License Termination. Upon termination of this Agreement for any reason, each sublicense granted by Licensee to a Sublicensee shall remain in effect as a direct license from The Regents to the Sublicensee (each a “New License Agreement”), which license shall be substantially the same scope as the sublicense on terms and conditions substantially the same as this Agreement, provided that the Sublicensee is not at the time of such termination in breach of its sublicense agreement where such breach remains uncured. In the event of such a grant of a direct license to any Sublicensee pursuant to the preceding sentence, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. The Regents and the Sublicensee will modify each such New License Agreement to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement. Notwithstanding the foregoing, each Sublicensee’s right to enter into a New License Agreement shall only be available to the extent (A) Licensee provides to The Regents a copy of the sublicense agreement granting the sublicense to such Sublicensee as required under Paragraph 3.3 and with all terms relating to the rights and obligations under this Agreement left unredacted, (B) such Sublicensee notifies The Regents within ninety (90) days after the termination of this Agreement that it wishes to enter into a New License Agreement, and (C) the duties of The Regents under the New License Agreement will not be greater than the duties of The Regents under this Agreement.

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4. PAYMENT TERMS

4.1 Payment Obligations. Earned Royalties will be payable to The Regents when Products are invoiced, or if not invoiced, when delivered or otherwise transferred by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.8 (Net Sale).

4.2 Schedule. The Licensee will pay to The Regents all Earned Royalties and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3 Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Products were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in The Wall Street Journal during the last thirty (30) days of the reporting period.

4.4 Taxes. Earned Royalties on Net Sales of Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.8 (Net Sale).

4.5 Interest. In the event that royalties, fees, or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

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5. LICENSE ISSUE FEE

5.1 The Licensee will pay to The Regents a license issue fee of [***] within thirty (30) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1 The Licensee will also pay to The Regents a license maintenance fee of [***] beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually for the life of the Agreement until the year of the First Commercial Sale of any Product. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 Earned Royalty. For each Product and in each country, the Licensee will pay to The Regents an earned royalty of [***] of the Net Sales of any Product Sold by the Licensee, Sublicensee, or any Affiliate (“Earned Royalty”) for the duration of the Royalty Term. For each Product, the “Royalty Term” in each country shall begin upon First Commercial Sale in that country and expire on the tenth (10th) anniversary following the First Commercial Sale in that country.

7.2 Any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents. In case of documented overpayment, Licensee shall notify The Regents promptly following Licensee’s discovery of such overpayment, and shall have the right to credit such overpayment against future royalty payments.

7.3 Minimum Annual Royalty. The Licensee will also pay to The Regents a minimum annual royalty of [***] beginning with the year of the First Commercial Sale of a Product and continuing annually each calendar year for the life of the Agreement. The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum

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payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

8. MILESTONE PAYMENTS

8.1 Milestones. The Licensee will pay to The Regents a non-refundable, non-creditable amount upon the first IND filing for each Product, in the amount of:

8.1.1 [***] for each of the first (1st) and second (2nd) Product; and

8.1.2 [***] for each of the third (3rd) Product and any Product thereafter.

8.2 Milestone Payment Terms. For the avoidance of doubt, each of the milestone payments set forth in Paragraph 8.1 above will be payable with respect to each Product and regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, or any Affiliate. Licensee shall provide written notice to The Regents within thirty (30) days following achievement of the applicable milestone event, and remit the applicable milestone payments set forth in Paragraph 8.1 together with such notice.

9. DUE DILIGENCE

9.1 The Licensee, upon execution of this Agreement, will use diligent and commercially reasonable efforts to develop, manufacture and Sell the Products.

10. PROGRESS AND ROYALTY REPORTS

10.1 Progress Reports. Beginning [***], and [***], Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 9 (Due Diligence) and reaching the milestones set forth in Paragraph 8.1 (Milestones). Each report will describe, where relevant: progress toward commercialization of Products, including work completed, key scientific discoveries, summary of work in progress,

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current schedule of anticipated events or milestones, market plans for introduction of Products, and significant corporate transactions involving Products.

10.2 First Sale. The Licensee will report to The Regents the date of first Sale of a Product in each country in its first progress and royalty reports following such first Sale of a Product.

10.3 [***].

11. BOOKS AND RECORDS

11.1 Accounting. The Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, accurate books and records showing all Products Sold under the terms of this Agreement. Books and records must be preserved for at least four (4) years from the date of the royalty payment to which they pertain.

11.2 Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times on reasonable advance notice and no more frequently than once per year. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results. Any over payment shall be credited against future payments due The Regents.

12. LIFE OF THE AGREEMENT

12.1 Term. Unless otherwise terminated by operation of law, Paragraph 12.2 (Bankruptcy), or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will remain in effect on a country-by-country and Product-by-Product basis from the Effective Date until the expiration of the applicable Royalty Term for such Product in such country. Upon expiration of the applicable Royalty Term for a Product in a country, the rights granted under Section 2.1 shall become nonexclusive, royalty-free, and fully-paid, and except in the case of material breach of this Agreement, irrevocable and perpetual.

12.2 Bankruptcy. This Agreement will automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 13.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code

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by or against the Licensee as a debtor or alleged debtor, provided that for involuntary petition against the Licensee, such petition is not dismissed within ninety (90) days after filing.

12.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1 Definitions

Paragraph 4.5 Late Payments

Article 5 License Issue Fee (to the extent not yet paid)

Paragraphs 7.1 and 7.3 Earned Royalties and Minimum Annual Royalties (to the extent accrued and not yet paid as of the date of expiration or termination)

Article 11 Books and Records

Article 12 Life of the Agreement

Article 14 Use of Names and Trademarks

Article 15 Limited Warranty

Article 16 Limitation of Liability

Article 17 Indemnification

Article 18 Notices

Article 21 Governing Laws; Venue

Article 24 Confidentiality

12.4 Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Article 7 (Earned Royalties and Minimum Annual Royalties).

13. TERMINATION

13.1 By The Regents. If the Licensee breaches a material term of this Agreement, then The Regents may give written notice of the breach (“Notice of Breach”) to the Licensee specifically referencing this Section 13.1 and such Notice of Breach describing the alleged material breach in sufficient detail to put Licensee on notice (“Material Breach”). If Licensee fails to cure the Material Breach within ninety (90) days of Licensee’s receipt of the Notice of Breach, The Regents may terminate this Agreement by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on Licensee’s receipt of the Notice of Termination.

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13.2 By Licensee. The Licensee has the right at any time, for any reason or no reason, to terminate this Agreement by providing a written Notice of Termination to The Regents. Termination of this Agreement will be effective sixty (60) days from the date such termination notice is sent by Licensee.

14. USE OF NAMES AND TRADEMARKS

14.1 Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the Office of Technology Management and Advancement, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited. The Regents hereby agree that Licensee may publicly identify The Regents as its licensor of the Technology Rights under this Agreement, provided, however, that Licensee may in no event imply endorsement of Licensee or Products by The Regents.

15. LIMITED WARRANTY

15.1 To the extent of the knowledge of the licensing professional administering this Agreement and as of the Effective Date, The Regents warrants to the Licensee: that it has the full power and authority to enter into this Agreement, and has the lawful right to grant this license.

15.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Products, and any Original Materials are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PRODUCTS, OR ORIGINAL MATERIALS

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WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

15.3 This Agreement does not:

15.3.1 express or imply a warranty or representation as to the validity, enforceability, or scope of any Technology Rights; or

15.3.2 express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

15.3.3 confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Technology Rights, regardless of whether such patents are dominant or subordinate to Technology Rights; or

15.3.4 obligate The Regents to furnish any advancements, developments, or other improvements to Technology Rights, or know-how, technology or information not provided in Technology Rights; or

15.3.5 obligate The Regents to update the technology in Technology Rights.

16. LIMITATION OF LIABILITY

16.1 EXCEPT FOR LICENSEE’S OBLIGATIONS UNDER ARTICLE 17 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, OR ITS SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION TO THE FOREGOING, THE REGENTS SHALL NOT BE LIABLE TO LICENSEE FOR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT.

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17. INDEMNIFICATION

17.1 Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention and the development of the Original Materials, and the inventors of the Original Materials and their employers, and the officers, employees and agents of any of the foregoing (“Indemnitee”), against any and all third party claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of the exercise of this license granted under this Agreement or any sublicense, except to the extent such claims result or arise from the gross negligence, willful misconduct or breach of this Agreement by the Indemnitee. This indemnification will include, but not be limited to, any losses or damages from any product liability claim with respect to the Product. If The Regents reasonably believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 17.1 (Indemnification), then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

17.2 Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain at least the following insurance:

17.2.1 Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence [***]

Products/Completed Operations Aggregate [***]

Personal and Advertising Injury [***]

General Aggregate (commercial form only) [***]

If the above insurance is written on a claims-made form, it shall continue [***] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

17.2.2 Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

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17.3 No Limitation of Liability. The coverage and limits above will not in any way limit the Licensee’s liability under this Article 17 (Indemnification.)

17.4 Certificates. Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will (except for workers’ compensation): indicate The Regents as an additional insured(s) under the coverage described above in Paragraph 17.2 (Insurance); and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

17.5 Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 17 (Indemnification), allow the Licensee to assume and conduct the defense of such claim in consultation with The Regents, reasonably cooperate with the Licensee in such defense, and not settle any such claim without the prior written consent of the Licensee. The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 17 (Indemnification).

18. NOTICES

18.1 Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

18.1.1 on the date of delivery if delivered in person,

18.1.2 on the date of mailing if mailed by first-class certified mail, postage paid, or

18.1.3 on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

18.1.4 in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this Paragraph 18.1 (Notices), provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

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In the case of Licensee:

[***]

In the case of The Regents:

For notices:

[***]

For remittance of payments:

[***]

19. ASSIGNABILITY

19.1 The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of an Affiliate or in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by Sale, merger, operation of law or otherwise, provided that a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (attached here as Exhibit A), and b) Licensee gives The Regents a thirty (30) day notice of assignment. Any attempted assignment by Licensee other than in accordance with this Paragraph 19.1 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

20. FORCE MAJEURE

20.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the Parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

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21. GOVERNING LAWS; VENUE

21.1 Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which Party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

21.2 Venue. Any legal action brought by the Parties hereto relating to this Agreement will be conducted in San Francisco, California.

22. GOVERNMENT APPROVAL OR REGISTRATION

22.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

23. COMPLIANCE WITH LAWS

23.1 The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Products. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Products in compliance with applicable government importation laws and regulations of a particular country for Products made outside the particular country in which such Products are used, Sold or otherwise exploited.

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24. CONFIDENTIALITY

24.1 The Licensee and The Regents will hold and maintain the other party’s proprietary business and technical information disclosed to it under this Agreement (“Proprietary Information”) in confidence, using at least the same degree of care as the receiving party uses to protect its own proprietary information of a similar nature (but no less than reasonable care), and will not use or disclose the other party’s Proprietary Information to any person for any purpose other than as provided for in this Agreement (which shall include the exercise of any rights or the performance of any obligations under this Agreement). Proprietary Information will be protected from the date of disclosure until [***]. The negotiated terms of this Agreement shall be deemed Proprietary Information of both parties to the extent permitted by law, and the Licensee’s Proprietary Information shall include any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement.

24.2 The Licensee and The Regents may disclose the other party’s Proprietary Information to their employees, agents, consultants and contractors and, in the case of the Licensee, its sublicensees, provided that such parties have a need to know such information for the purpose of this Agreement and are bound by a like duty of confidentiality as set forth in this Article 24 (Confidentiality). In addition, Licensee may disclose The Regents’ Proprietary Information to any actual or potential Sublicensees, investors, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential Sublicense, investment, acquisition, merger or other business relationship, provided that such parties are bound by a like duty of confidentiality as that found in this Article 24. In addition, if a third party inquires whether a license to Patent Rights is available, The Regents may disclose to the third party the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions, but will not disclose the name of the Licensee unless that information is already public.

24.3 Nothing contained herein will in any way restrict the right of the Licensee or The Regents to use or disclose any Proprietary Information that the recipient can demonstrate by written records:

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24.3.1 was previously known to it prior to its disclosure by the disclosing party;

24.3.2 is public knowledge other than through acts or omissions of recipient;

24.3.3 was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party; and

24.3.4 was independently developed by recipient.

24.4 Nothing in this Agreement will restrict either party from producing Proprietary Information that is required to be disclosed (i) in litigation or by a governmental entity or agency, or (ii) by law (including the California Public Records Act or similar applicable law), provided that the recipient uses reasonable efforts to promptly notify the disclosing party of such required disclosure to allow the disclosing party to object to or seek a protective order to prevent or limit the required disclosure. To the extent feasible, the party with the obligation to disclose under subsection (i) and (ii) in the previous sentence will make reasonable efforts to make such disclosure subject to confidentiality obligations at least as protective as the terms set forth in this section.

24.5 Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database.

24.6 Upon termination of this Agreement and written request of the disclosing party within [***] following the termination of this Agreement, the receiving party will destroy (and provide the other party with a written certification of such destruction) or return the disclosing party’s Proprietary Information in its possession within [***] following receipt of the request. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

25. MISCELLANEOUS

25.1 Appendices. This Agreement includes the attached Exhibit A.

25.2 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

25.3 Binding Agreement. This Agreement is not binding on the Parties until it has been signed below on behalf of each Party. It is then effective as of the Effective Date.

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25.4 Amendments. No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each Party.

25.5 Waiver. No waiver by either Party of any Material Breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar Material Breach or default.

25.6 Entire Agreement. This Agreement embodies the entire understanding of the Parties relating to the subject hereof and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

25.7 Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

25.8 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

25.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The Parties agree that neither Party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other Party, on such counterpart is not an original signature.

25.10 Execution. The terms and conditions of this Agreement shall be considered by The Regents to be withdrawn from the Licensee’s consideration and the Agreement itself to be null and void, unless this Agreement is executed by both The Regents and the Licensee within thirty (30) days of when the execution copy is circulated for signatures.

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IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

SURROZEN OPERATING, INC. THE REGENTS OF THE UNIVERSITY

OF CALIFORNIA

By: By:

(Signature) (Signature)

Name: Name:

(Please Print) (Please Print)

Title: Title:

Date: Date:

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EXHIBIT A: CONSENT TO SUBSTITUTION OF PARTY

UC Case Nos. SFXXXX-XXX

This substitution of parties (“Agreement”) is effective this day of , 20__, among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143; [licensee name] (“XXX”), a _____ corporation, having a principal place of business ________; and [new licensee name] [(“YYY”)] a ______________________ corporation, having a principal place of business at _________________________________.

BACKGROUND

A. The Regents and [XXX] entered into a License Agreement effective ________________ (UC Control No. __-__-____), entitled _________________ (“License Agreement”), wherein XXX was granted certain rights.

B. [XXX] desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of [XXX].

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The Parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of XXX.

2. [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

3. The Regents releases [XXX] from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

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The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

[XXX] LICENSEE THE REGENTS OF THE

UNIVERSITY OF CALIFORNIA

By: By:

(Signature) (Signature)

Name: Name:

(Please print) (Please print)

Title: Title:

Date: Date:

[YYY] COMPANY

By:

(Signature)

Name:

(Please print)

Title:

Date:

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Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Craig Parker, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Surrozen, Inc.;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 11, 2022	By:	/s/ Craig Parker
Craig Parker
President and Chief Executive Officer and Director (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Charles Williams, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Surrozen, Inc;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 11, 2022	By:	/s/ Charles Williams
Charles Williams
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Surrozen, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Craig Parker, President and Chief Executive Officer and Director of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: May 11, 2022	By:	/s/ Craig Parker
Craig Parker
President and Chief Executive Officer and Director (Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Surrozen, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Charles Williams, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: May 11, 2022	By:	/s/ Charles Williams
Charles Williams
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)